SEEKING A BETTER WAY TO DIVERSIFY

NOTICE OF MEETING ADJOURNMENT

February 26, 2016

Dear Shareholder:

We apologize for the continued efforts to reach you regarding this matter.  We value your time.  However, we still need your help.

Today the Special Meeting of Shareholders of your Fund, the LoCorr Managed Futures Strategy Fund, was adjourned until March 11th.  We adjourned this meeting to provide shareholders who have yet to cast their important proxy vote with additional time to do so.  It is critical to the continued operation of the Fund that proxy votes be cast in time for this adjourned Special Meeting.  To date, nearly 45% of the Fund's shares are represented by proxy voting for the special meeting. However, a 50% quorum of shares is required. Please help us today by reviewing the attached copy of your proxy card and voting via one of the convenient methods listed there.

After careful consideration, the Trust's Board of Trustees unanimously recommends that shareholders vote "FOR" the proposal listed in both the proxy statement and on the enclosed copy of your proxy card(s).  Should you prefer to cast a vote of "ABSTAIN", this too will be helpful to your Fund as it will allow sufficient shares to be represented at the meeting. We cannot proceed with this important business without additional shareholder participation.

Thank you in advance to your attention to this important matter.

Sincerely,

Kevin Kinzie
President, LoCorr Investment Trust

P.S. – More information regarding this special meeting and the proposal can be found in the proxy statement.  If you would like another copy of the proxy statement or have proxy-related questions, please call 1-866-828-6951 for assistance.  Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

261 School Avenue, 4th Floor ● Excelsior, MN 55331